Exhibit 99.1

Sanara MedTech Inc. Announces Fourth Quarter and Full Year 2022 Results

FORT WORTH, TX / GlobeNewswire / March 20, 2023 / Sanara MedTech Inc. Based in Fort Worth, Texas, Sanara MedTech Inc. (“Sanara,” the “Company,” “we,” “our” or “us”) (NASDAQ: SMTI), a medical technology company focused on developing and commercializing transformative technologies to improve clinical outcomes and reduce healthcare expenditures in the surgical, chronic wound and skincare markets, announced today its strategic, operational and financial results for the quarter and full year ended December 31, 2022.

Zach Fleming, Sanara’s CEO, stated, “In 2022 we continued to build on the success we have had with our CellerateRX product line by expanding the geographic coverage of our sales team, increasing our average sales per facility, and offering an expanded line of products. Our record sales results in both the fourth quarter and the full year are the result of our team’s continued market penetration and the efficacy and value that we believe our products offer to patients and providers.”

Fourth Quarter 2022 Strategic and Operational Highlights

●	Generated over $5 million of revenue in a single month for the first time

●	During the trailing twelve-month period, CellerateRX was sold in over 700 facilities across 29 states

●	The Company announced a partnership with InfuSystem focused on delivering a complete wound care solution targeted at improving patient outcomes, lowering the cost of care, and increasing patient and provider satisfaction. The Company believes that by pairing Sanara’s product line and deep expertise in wound care with InfuSystem’s existing negative pressure wound therapy business, including sales, distribution, clinical support, and revenue cycle capabilities, it will be able to offer a compelling solution to a broader patient universe, offering significant value and improved outcomes for patients, providers, and payors.

●	The Company submitted to the FDA a 510(k) premarket notification for BIASURGE, the Company’s sterile BIAKŌS™ product for use in surgical settings on November 4, 2022

●	Subsequent to the end of the fourth quarter 2022, the Company entered into a sales agreement with Cantor Fitzgerald & Co. for an “ATM” offering of the Company’s stock. The Company entered into this agreement for two purposes. The first is to raise capital for opportunistic partnerships and acquisitions and the second is to increase the liquidity of its stock.

●	Subsequent to the end of the of the fourth quarter 2022 on March 16, 2023, the Company submitted to the FDA a 510(k) premarket notification for its Precision Healing Multispectral Imager

Full Year 2022 Consolidated Financial Results

●	Net Revenues. For the year ended December 31, 2022, we generated net revenues of $45.8 million compared to net revenues of $24.1 million for the year ended December 31, 2021, a 90% increase from the prior year. Our 2022 net revenues included $6.0 million of Scendia sales. The higher net revenues in 2022 were primarily due to increased sales of surgical wound care products as a result of our increased market penetration and geographic expansion, additional revenues as a result of the Scendia acquisition and our continuing strategy to expand our independent distribution network in both new and existing U.S. markets.

●	Cost of goods sold. Cost of goods sold for the year ended December 31, 2022, was $6.4 million, compared to costs of goods sold of $2.3 million for the year ended December 31, 2021. The higher cost of goods sold was due to higher organic sales volume in 2022 and our acquisition of Scendia, which added $2.0 million of cost of goods sold during 2022. Gross margins were approximately 86% and 90% for the years ended December 31, 2022 and 2021, respectively. The lower gross margins in 2022 were primarily due to lower margins realized on sales of Scendia products.

●	Selling, general and administrative (“SG&A”) expenses. SG&A expenses for the year ended December 31, 2022, were $46.0 million compared to SG&A expenses of $28.1 million for the year ended December 31, 2021. Our 2022 SG&A expenses included $2.9 million of costs related to Scendia operations. The higher SG&A expenses in 2022 were primarily due to higher direct sales and marketing expenses, which accounted for approximately $13.6 million, or 76% of the increase compared to prior year. The higher direct sales and marketing expenses were primarily attributable to an increase in sales commissions of $9.6 million as a result of higher product sales and $2.7 million of increased costs as a result of sales force expansion and operational support. Costs related to travel and in-person promotional activities increased by $0.9 million in 2022 compared to 2021 due to the resumption of many in-person activities that were cancelled or postponed in 2021 as a result of the COVID-19 pandemic. The increase in 2022 SG&A expenses was also partly attributable to increased noncash equity compensation and higher payroll costs related to the mid-year addition of the Rochal workforce in July 2021, the Precision Healing workforce in April 2022 and the Scendia workforce in July 2022. We expect our SG&A expenses to continue to decline as a percentage of net revenues as our sales growth outpaces the costs of sales force expansion and corporate overhead.

●	Research and development (“R&D”) expenses. R&D expenses for the year ended December 31, 2022, were $3.4 million compared to $0.6 million for the year ended December 31, 2021. R&D expenses for 2022 included approximately $2.5 million of costs related to the newly acquired Precision Healing diagnostic imager and lateral flow assay for assessing patient wound and skin conditions. The higher R&D expenses in 2022 were also partly due to costs associated with several new development projects for our currently licensed products.

●	Loss before income taxes. We had a loss before income taxes of $13.9 million for the year ended December 31, 2022, compared to a loss before income taxes of $8.0 million for the year ended December 31, 2021. The higher loss in 2022 was due to increased SG&A costs, higher R&D expenses, the loss on disposal of investment related to the dissolution of Sanara Pulsar and higher amortization of acquired intangible assets.

●	Net loss. For the year ended December 31, 2022, we had a net loss of $8.1 million, compared to a net loss of $8.0 million for the year ended December 31, 2021.

The Company will host a conference call on Tuesday, March 21, 2023, at 9:00 a.m. Eastern Time. The toll-free number to call for this teleconference is 888-506-0062 (international callers: 973-528-0011) and the access code is 222930. A telephonic replay of the conference call will be available through Tuesday, April 4, 2023, by dialing 877-481-4010 (international callers: 919-882-2331) and entering the replay passcode: 47808.

A live webcast of Sanara’s conference call will be available under the Investor Relations section of the Company’s website, www.SanaraMedTech.com. A one-year online replay will be available after the conclusion of the live broadcast.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities, in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Sanara MedTech Inc.

With a focus on improving patient outcomes through evidence-based healing solutions, Sanara MedTech Inc. markets, distributes and develops surgical, wound and skincare products for use by physicians and clinicians in hospitals, clinics and all post-acute care settings and offers wound care and dermatology virtual consultation services via telemedicine. Sanara’s products are primarily sold in the North American advanced wound care and surgical tissue repair markets. Sanara markets and distributes CellerateRX® Surgical Activated Collagen®, FORTIFY TRG® Tissue Repair Graft and FORTIFY FLOWABLE® Extracellular Matrix as well as a portfolio of advanced biologic products focusing on AMPLIFY™ Verified Inductive Bone Matrix, ALLOCYTE™ Advanced Cellular Bone Matrix, BiFORM® Bioactive Moldable Matrix and TEXAGEN® Amniotic Membrane Allograft to the surgical market. In addition, the following products are sold in the wound care market: BIAKŌS™ Antimicrobial Skin and Wound Cleanser, BIAKŌS™ Antimicrobial Wound Gel, BIAKŌS™ Antimicrobial Skin and Wound Irrigation Solution and HYCOL® Hydrolyzed Collagen. Sanara’s pipeline also contains potentially transformative product candidates for mitigation of opportunistic pathogens and biofilm, wound re-epithelialization and closure, necrotic tissue debridement and cell compatible substrates. The Company believes it has the ability to drive its pipeline from concept to preclinical and clinical development while meeting quality and regulatory requirements. Sanara is constantly seeking long-term strategic partnerships with a focus on products that improve outcomes at a lower overall cost. In addition, Sanara is actively seeking to expand within its six focus areas of wound and skin care for the acute, post-acute, and surgical markets. The focus areas are debridement, biofilm removal, hydrolyzed collagen, advanced biologics, negative pressure wound therapy products and the oxygen delivery system segment of the wound and skincare markets.

Information about Forward-Looking Statements

The statements in this press release that do not constitute historical facts are “forward-looking statements,” within the meaning of and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements may be identified by terms such as “anticipates,” “believes,” contemplates,” “continue,” “could,” “estimates,” “expect,” “forecast,” “guidance,” “intend,” “may,” “plan,” “possible,” “potential,” “predicts,” “preliminary,” “projects,” “seeks,” “should,” “targets,” “will” or “would,” or the negatives of these terms, variations of these terms or other similar expressions. These forward-looking statements include, among others, statements regarding the development of new products, the regulatory approval process and expansion of the Company’s business in telehealth and wound care. These items involve risks, contingencies and uncertainties such as the extent of product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, uncertainties associated with the development and process for obtaining regulatory approval for new products, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company’s SEC filings, which could cause the Company’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by these statements.

All forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to revise any of these statements to reflect the future circumstances or the occurrence of unanticipated events, except as required by applicable securities laws.

Investor Contact:

Callon Nichols, Director of Investor Relations

713-826-0524

CNichols@sanaramedtech.com

SOURCE: Sanara MedTech Inc.